EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports 34% Increase in Second Quarter 2013 Earnings

ENGLEWOOD CLIFFS, N.J., July 26, 2013 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today reported net income available to common shareholders of $2.5 million for the second quarter of 2013, representing a 33.5% increase from $1.9 million earned during the second quarter of 2012. Net income available to common shareholders for the first six months of 2013 was $4.8 million, a 35.5% increase from the prior year period.

Diluted earnings per share were $0.49 and $1.04, for the second quarter and year-to-date periods, respectively, while diluted earnings per share were $0.62 and $1.24 for the second quarter and first six months of 2012, respectively. Diluted earnings per share for 2013 reflect the Company's February 2013 initial public offering and issuance of 1.8 million shares of common stock. Diluted earnings per share for 2012 reflect preferred dividends of $0.2 million for the second quarter, and $0.4 million for the first six months. All shares of preferred were converted into common in 2012 and had no impact on 2013 results.

Frank Sorrentino III, Chairman and CEO of ConnectOne stated, "The second quarter of 2013 was our first full quarter as a public company and we are very pleased with our financial results. Net income available to common shareholders for the quarter increased by 34% year-over-year and by 7% on a sequential basis. Our earnings growth reflects strong core balance sheet growth with our loan portfolio increasing by 31% and our noninterest-bearing deposits increasing by 30% over the past twelve months. Our financial performance metrics continue to stack up well versus the banking industry. For the second quarter 2013 return on assets was 0.98%, net interest margin was 3.89%, the nonperforming asset ratio was less than 1%, and our efficiency ratio was less than 50%." Mr. Sorrentino continued, "Despite competitive pressures, we are well-positioned as our commercial loan pipeline remains strong and we anticipate that the current trends in our financial results can continue for the foreseeable future."

Earnings

Net interest income for the second quarter of 2013 totaled $9.8 million, an increase of $1.0 million, or 11.5%, from the year ago quarter. The increase in net interest income was primarily due to an increase in average interest-earning assets, which grew by 29.6% to $1.0 billion, and was partially offset by a 65 basis points contraction in the net interest margin, from 4.54% in the second quarter of 2012 to 3.89% in the second quarter of 2013. Approximately 15 bps of the contraction in net interest margin was due to a decline in loan prepayment fees. Average total loans increased by 29.1% to $923.8 million in the second quarter of 2013 from the prior year period. Net interest income for the first half of 2013 totaled $19.2 million, an increase of $2.7 million, or 16.0%, from the year ago period. The increase in net interest income was primarily due to an increase in average interest-earning assets, which grew by 31.0% to $981.1 million, and was partially offset by a 50 basis points contraction in the net interest margin, from 4.45% in the first half of 2012 to 3.95% in the first half of 2013. Average total loans increased by 31.5% to $898.8 million in the first half of 2013 from the prior year period. The Bank's net interest income has increased despite continued margin compression resulting from the maturity, prepayment or contractual re-pricing of loans and securities in this extended period of low interest rates.

Non-interest income represents a relatively small portion of the Bank's total revenue as management has made a strategic decision to de-emphasize fee income, focusing instead on customer growth and retention. Non-interest income totaled $301,000 and $561,000 for the second quarter and first half of 2013, respectively, up from $277,000 and $522,000 for the second quarter and first half of 2012, respectively. Growth in service and card-related fees were partially offset by declines in gains of sale of residential mortgage loans.

Non-interest expenses for the second quarter 2013 increased by $0.5 million, or 10.5%, to $4.9 million from $4.5 million in the prior year second quarter. Non-interest expenses for the first half of 2013 increased by $1.1 million, or 12.3%, to $9.7 million from $8.6 million in the prior year period. The largest factor contributing to the increases in total non-interest expenses was salaries and employee benefits expense, which increased by $0.3 million to $2.4 million in the second quarter 2013 from $2.1 million in the second quarter 2012, and which increased by $0.7 million to $4.9 million in the first half of 2013 from $4.2 million in the first half of 2012. The increases were primarily due to an approximately 10% increase in our staff, which consisted of 97 full-time employees at June 30, 2013. Also contributing to higher non-interest expenses were increased costs associated with being a publicly-traded entity and a general increase in other operating expenses related to a significantly increased volume of business. Management continues to focus on expense control, balancing its investment in infrastructure with prudent and sustainable growth.

Income tax expense was $1.8 million for the second quarter 2013 and $3.4 million for the first half of 2013 versus $1.4 million for the second quarter 2012 and $2.7 million for the first half 2012. The effective tax rate, which is derived from both federal and New Jersey statutory income tax rates, was approximately 41.3% for 2013, an increase from approximately 40.5% for 2012, as the Company's growth and increase in earnings has placed it into the 35% federal bracket. Management has thus far taken a conservative approach to the Company's tax position and is currently exploring various strategies to maximize the tax efficiency of operations.

Asset Quality

Nonperforming assets, which includes nonaccrual loans and other real estate owned, totaled $10.0 million, or 0.97% of total assets, at June 30, 2013, an increase from $7.9 million, or 0.79% of total assets, at March 31, 2013 and $6.4 million, or 0.78% of total assets, one year ago. The credits responsible for the increase in nonperforming assets are well-secured.  The allowance for loan losses was $14.0 million, representing 1.46% of loans receivable and 146.5% of nonaccrual loans at June 30, 2013. At March 31, 2013, the allowance was $13.6 million representing 1.51% of loans receivable and 181.9% of nonaccrual loans, and at June 30, 2012 the allowance was $11.3 million representing 1.55% of loans receivable and 176.3% of nonaccrual loans. The annualized rate of net loan charge-offs was 0.26% for the second quarter 2013 and 0.13% for the prior year period.

Financial Condition

At June 30, 2013, total assets were $1.0 billion, a $100.6 million increase from December 31, 2012. The increase in total assets was due primarily to a $106.7 million increase, to $955.6 million, in loans receivable and a $4.6 million increase, to $25.8 million, in securities, partially offset by a $10.1 million decline in cash and cash equivalents. The growth in assets was funded by a $54.0 million increase in deposits and $47.8 million in net proceeds from the Company's first quarter 2013 initial public equity offering.

Capital

Stockholders' equity totaled $124.6 million as of June 30, 2013, an increase of $52.2 million from $72.4 million as of year-end 2012, due primarily to retained earnings and the Company's first quarter 2013 equity offering.  Accumulated other comprehensive earnings declined by $0.4 million as the increase in the general level of interest rates during the second quarter resulted in a decline in market values in our relatively small securities portfolio. As of June 30, 2013, the tangible common equity ratio and tangible book value per share were 12.07% and $24.76, respectively. As of December 31, 2012, the Company's tangible common equity ratio and tangible book value per share were 7.76% and $22.77, respectively.

About ConnectOne Bancorp, Inc.:

ConnectOne (Nasdaq:CNOB) is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, that was formed in 2008 to serve as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its seven other banking offices.

For more information visit https://www.connectonebank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

Assets	June 30, 2013 (unaudited)	December 31, 2012 (audited)
Cash and due from banks	$ 3,450	$ 3,242
Interest-bearing deposits with banks	37,130	47,387
Cash and cash equivalents	40,580	50,629

Securities available for sale	24,409	19,252
Securities held to maturity, fair value of $1,481 at 2013 and $2,084 at 2012	1,421	1,985
Loans held for sale	133	405

Loans receivable	955,579	848,842
Less: Allowance for loan losses	(13,981)	(13,246)
Net loans receivable	941,598	835,596

Investment in restricted stock, at cost	4,766	4,744
Bank premises and equipment, net	8,049	7,904
Accrued interest receivable	3,509	3,361
Other real estate owned	433	433
Goodwill	260	260
Other assets	5,329	5,357
Total assets	$ 1,030,487	$ 929,926

Liabilities
Deposits
Noninterest-bearing	$ 173,188	$ 170,355
Interest-bearing	650,157	598,963
Total deposits	823,345	769,318
Long-term borrowings	74,065	79,568
Accrued interest payable	2,586	2,803
Capital lease obligation	3,148	3,185
Other liabilities	2,768	2,690
Total liabilities	905,912	857,564

Stockholders' Equity
Common stock, no par value; authorized 10,000,000 shares at June 30, 2013 and December 31, 2012; issued and outstanding 5,021,142 at June 30, 2013 and 3,166,217 at December 31, 2012	99,038	51,205
Retained earnings	25,494	20,661
Accumulated other comprehensive income	43	496
Total stockholders' equity	124,575	72,362
Total liabilities and stockholders' equity	$ 1,030,487	$ 929,926

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest income
Loans receivable, including fees	$ 11,139	$ 10,114	$ 21,835	$ 19,120
Securities	179	242	373	523
Other interest income	34	13	55	30
Total interest income	11,352	10,369	22,263	19,673
Interest expense
Deposits	1,149	1,168	2,294	2,364
Long-term borrowings	330	337	664	653
Capital lease	47	48	95	97
Total interest expense	1,526	1,553	3,053	3,114

Net interest income	9,826	8,816	19,210	16,559
Provision for loan losses	950	1,140	1,875	1,890
Net interest income after provision for loan losses	8,876	7,676	17,335	14,669
Non-interest income
Service fees	63	87	98	117
Gains on sales of loans	78	113	150	211
Gains on sales of securities	--	--	--	--
Other income	160	77	313	194
Total non-interest income	301	277	561	522

Non-interest expenses
Salaries and employee benefits	2,446	2,133	4,924	4,228
Occupancy and equipment	761	688	1,491	1,413
Professional fees	320	332	590	540
Advertising and promotion	166	106	269	184
Data processing	444	451	892	859
Other expenses	788	749	1,502	1,381
Total non-interest expenses	4,925	4,459	9,668	8,605
Income before income tax expense	4,252	3,494	8,228	6,586
Income tax expense	1,755	1,418	3,395	2,666
Net income	2,497	2,076	4,833	3,920
Dividends on preferred shares	--	206	--	352
Net income available to common stockholders	$ 2,497	$ 1,870	$ 4,833	$ 3,568

Earnings per common share:
Basic	$ 0.50	$ 0.83	$ 1.06	$ 1.59
Diluted	0.49	0.62	1.04	1.24
Weighted average common shares outstanding:
Basic	5,021,142	2,245,044	4,541,192	2,244,392
Diluted	5,137,828	3,319,089	4,654,978	3,160,247

CONNECTONE BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)
	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Performance ratios:
Return on average assets	0.98%	0.99%	1.05%
Return on average stockholders' equity	8.06%	9.77%	12.53%
Net interest margin	3.89%	4.01%	4.54%
Efficiency ratio (1)	48.6%	49.2%	49.0%

	As of
	June 30, 2013	March 31, 2013	June 30, 2012
Capital ratios:
Leverage ratio	12.19%	12.74%	8.32%
Risk-based Tier 1 capital ratio	13.69%	14.18%	10.13%
Risk-based total capital ratio	15.11%	15.43%	11.39%
Tangible common equity to tangible assets	12.07%	12.15%	8.20%

Annualized net loan charge-offs as a % of average loans	0.26%	0.25%	0.13%

Tangible book value per common share	$ 24.76	$ 24.33	$ 21.42

Asset quality:
Nonaccrual loans	$ 9,545	$ 7,498	$ 6,409
Other real estate owned	433	433	--
Total non-performing assets	$ 9,978	$ 7,931	$ 6,409

Performing troubled debt restructured loans	$ 2,947	$ 2,996	$ 4,733
Loans past due 90 days and still accruing	1,189	--	--

Nonaccrual loans as a % of loans receivable	1.00%	0.83%	0.88%
Nonperforming assets as a % of total assets	0.97%	0.79%	0.78%
Allowance for loan losses as a % of loans receivable	1.46%	1.51%	1.55%
Allowance for loan losses as a % of nonaccrual loans	146.5%	181.9%	176.3%

(1) Efficiency ratio is not a measure recognized under generally accepted accounting principles and is defined as total non-interest expenses divided by the sum of net interest income and total non-interest income (excluding securities gains/(losses)).

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	June 30, 2013			June 30, 2012
Interest-earning assets:	Average Balance	Interest	Average Rate (5)	Average Balance	Interest	Average Rate (5)
Investment securities (1)	$ 25,460	$ 179	2.82%	$ 30,752	$ 242	3.17%
Loans receivable (2) (3)	923,841	11,139	4.84%	715,710	10,114	5.68%
Federal funds sold and interest-bearing deposits with banks	63,061	34	0.22%	34,677	13	0.15%
Total interest-earning assets	1,012,362	11,352	4.50%	781,139	10,369	5.34%
Allowance for loan losses	(13,936)			(10,598)
Non-interest earning assets	21,270			26,421
Total assets	$ 1,019,696			$ 796,962

Interest-bearing liabilities:
Savings, NOW, Money Market, Interest Checking	$ 330,289	257	0.31%	$ 306,516	369	0.48%
Time deposits	304,429	892	1.18%	213,744	799	1.50%
Total interest-bearing deposits	634,718	1,149	0.73%	520,260	1,168	0.90%

Borrowings	74,287	330	1.78%	77,871	337	1.74%
Capital lease obligation	3,160	47	5.97%	3,233	48	5.97%
Total interest-bearing liabilities	712,165	1,526	0.86%	601,364	1,553	1.04%
Noninterest-bearing deposits	179,084			125,723
Other liabilities	4,119			3,230
Stockholders' equity	124,328			66,645
Total liabilities and stockholders' equity	$ 1,019,696			$ 796,962

Net interest income/interest rate spread		$ 9,826	3.64%		$ 8,816	4.30%

Net interest margin (4)			3.89%			4.54%

(1) Average balances are calculated on amortized cost.
(2) Includes loan fee income.
(3) Loans receivable include non-accrual loans.
(4) Represents net interest income divided by average total interest-earning assets.
(5) Rates are annualized.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Six Months Ended
	June 30, 2013			June 30, 2012
Interest-earning assets:	Average Balance	Interest	Average Rate (5)	Average Balance	Interest	Average Rate (5)
Investment securities (1)	$ 24,962	$ 373	3.01%	$ 33,044	$ 523	3.18%
Loans receivable (2) (3)	898,830	21,835	4.90%	683,304	19,120	5.63%
Federal funds sold and interest-bearing deposits with banks	57,278	55	0.19%	32,749	30	0.18%
Total interest-earning assets	981,070	22,263	4.58%	749,097	19,673	5.28%
Allowance for loan losses	(13,733)			(10,249)
Non-interest earning assets	19,725			34,692
Total assets	$ 987,062			$ 773,540

Interest-bearing liabilities:
Savings, NOW, Money Market, Interest Checking	$ 330,099	516	0.32%	$ 307,227	790	0.52%
Time deposits	291,228	1,779	1.23%	199,757	1,574	1.58%
Total interest-bearing deposits	621,327	2,295	0.74%	506,984	2,364	0.94%

Borrowings	76,484	663	1.75%	75,083	653	1.75%
Capital lease obligation	3,169	95	6.05%	3,242	97	6.02%
Total interest-bearing liabilities	700,980	3,053	0.88%	585,309	3,114	1.07%
Noninterest-bearing deposits	180,807			122,091
Other liabilities	4,267			3,294
Stockholders' equity	101,008			62,846
Total liabilities and stockholders' equity	$ 987,062			$ 773,540

Net interest income/interest rate spread		$ 19,210	3.70%		$ 16,559	4.21%

Net interest margin (4)			3.95%			4.45%

(1) Average balances are calculated on amortized cost.
(2) Includes loan fee income.
(3) Loans receivable include non-accrual loans.
(4) Represents net interest income divided by average total interest-earning assets.
(5) Rates are annualized.
CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201.816.4474; bburns@cnob.com

         Media Contact:
         Rachel Gerber, MWW
         646.215.6889; rgerber@mww.com